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                                                                     Exhibit 3.7

                           AMENDMENT TO AMENDED BYLAWS
                        ADOPTED BY THE BOARD OF DIRECTORS
                              ON NOVEMBER 29, 2001



         Section 7.3 of the Bylaws is deleted in its entirety and replaced with the following:

                "7.3 Duties and Qualifications. Officers need not be members of the Board of Directors. In addition to the authority and duties herein described, the officers shall have such authority and perform such duties as may be determined by resolution of the Board of Directors."